Exhibit 10.1 2012 Executive Sales Compensation Plan

1	OVERVIEW

This Executive Sales Compensation Plan (“Plan”) for Demandware, Inc. (“Demandware” or the “Company”) is established to provide equitable and financially attractive earnings opportunities for the Executive Vice President, Field Operations (“EVP Field Ops”) who contributes to Demandware’s goals of increased presence in the marketplace and increased sales revenue. This Plan is effective for the period January 1, 2012 through December 31, 2012 unless modified via written addendum during this period by the the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“CFO”). These goals are advanced by:

•	Establishing business with new and existing customers;

•	Achieving the company’s monthly, quarterly and annual bookings and revenue objectives;

•	Maximizing the Gross Merchandise Value (“GMV”) of new and existing customers, as well as the GMV percentage payable to the Company by new and existing customers; and

•	Increasing the Company’s market share of targeted industry segments and industry sales.

2	GENERAL PROVISIONS

2.1 Plan Eligibility: The Plan applies to EVP Field Ops while he is employed by Demandware on a full-time basis during 2012 in the sales organization. A decision to grant a commission and/or bonus does not give the EVP Field Ops the right to claim the granting of a commission and/or bonus in following years.

2.2 Plan Administration: Demandware reserves the right, in its sole discretion at any time, to amend, alter or terminate the Plan by written notice to the EVP Field Ops. Note that this Plan, and any notifications hereunder, can only be modified by the Company’s CEO or CFO and any such modification must be in writing — the Plan cannot be orally modified by anyone.

2.3 Interpretation of the Plan: Interpretation of the Plan will be done exclusively by CEO and/or the CFO. Circumstances not specifically covered by the Plan will require the joint approval of the CEO and the CFO. The Plan shall not be construed to imply a contract of employment between Demandware and the EVP Field Ops and the terms of the employment relationship between the EVP Field Ops and Demandware shall be governed by the existing agreements between the EVP Field Ops and Demandware.

2.4 Confidentiality: Terms and conditions of any client or customer contract are Demandware confidential information and may not be disclosed by the EVP Field Ops.

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2012 Executive Sales Compensation Plan

2.5 Plan Confidentiality: The terms and conditions of this Plan and any notifications hereunder are Demandware confidential information and may not be disclosed by the EVP Field Ops.

3	COMPENSATION

The EVP Field Ops’s compensation is comprised of three elements: (1) Annual Base Salary; (2) Commissions; and (3) Bonuses. CEO or CFO shall notify the EVP Field Ops as to the specific components of each element, as approved by the Compensation Committee.

3.1 Annual Base Salary: The annual base salary is payable in accordance with the then current Demandware payroll policy.

3.2 Commissions: A commission is the percentage of Production Subscription Fees (which means those fees paid for the Production Subscription per a duly executed Order Form) payable to Demandware on an eligible transaction, to be paid to the EVP Field Ops once earned subject to certain conditions as described in more detail herein. No commissions will be paid on Client Service fees, Solution Support fees, Development Licenses, Training fees or on any third party services or products that may be resold by Demandware to a customer. The conditions on when and how commissions are payable, the percentages at which they will be calculated, and when they will be paid are set out in this section 3. All calculations for commission and bonus purposes will be made on a fiscal year to date basis. The timing of the payment of commissions shall be as set forth herein.

3.2.1 Bookings Documentation: Commissions are only available for Booked Orders. To qualify as a Booked Order: (i) Demandware must have received complete documentation from a customer and/or partner (descriptions of what comprises complete documentation are set out below); (ii) the documentation must contain no outstanding contingencies, acceptance criteria (except in the case of a Client Services implementation), extended payment terms or rights of return; and (iii) the Client Services engagement for the transaction (whether implemented by Demandware or a partner) must be scheduled to begin no more than 90 days from the date of signature and “Subscription Commencement” (as defined in the standard Demandware Master Subscription and Services Agreement (“MSA”)) must be no more than six months from the date of signature.

To be considered complete, copies of the following documentation must be signed by both Demandware or a Demandware subsidiary and Customer:

•	MSA

•	MSA Order Form (Exhibit A to standard MSA)

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•	Statement of Work (“SOW”) covering implementation of the website(s) for any project to be implemented by Demandware Client Services (whether directly or on a subcontracted basis).

If required by the customer, a Booked Order requires the above together with a Purchase Order from the customer covering the Demandware products, services and support being purchased.

Final determination of booking status is made exclusively by the CFO.

3.2.2 Commission Calculation: Calculation of the applicable commission is subject to the exclusions set forth in Section 3.2.3 below.

3.2.3

Commission/Booked Order credit shall be determined based upon Annual Contract Value, which is the minimum committed average annual Production Subscription Fees for the first three years of the customer’s subscription for Demandware’s eCommerce Platform Services.

3.2.4 Exclusions:

Exclusions: No commission will be paid:

•	For any transaction that has an eCommerce Platform Services Production subscription term of less than 36 months.

•	For any transaction that has annual minimum production subscription fee commitments that decrease in any year during the term of the contract.

•	For Booked Orders that are signed or that achieve go-live subsequent to EVP Field Ops leaving employment of Demandware.

3.2.5 Channel Partner Sales:

Generally, these are arrangements whereby a service partner is delivering a broader service offering to their customers and they use Demandware as the eCommerce engine inside their offering. In this type of arrangement, the customer will usually contract with the Partner for all services and Demandware will contract in turn with the Partner for subscription or client services. In some arrangements, the Partner will lead the sales effort and provide an end solution to the customer but the end customer will have a direct relationship with Demandware. Typically, once the Channel Partner is fully operational, they will sell, deploy and support Demandware customers with minimal reliance on Demandware. Commissions for Channel Partner deals will be calculated on net revenue to Demandware (that is, adjusted for, including without limitation, all discounts, royalties and partner referral fees applied).

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3.2.6 Commission Rate Accelerator/Premium ACV Rate: If the EVP Field Ops achieves one hundred percent of his base rate quota he will be eligible for future commissions at an increased, premium commission rate that will apply to commissionable Booked Orders over one hundred percent of the EVP Field Ops’s annual quota.

3.2.7 Payments: Subject to the other terms and conditions of this Plan, Commisions are paid quarterly in arrears, with payment made at the end of the first calendar month after the quarter’s end. Commissions are not considered earned until the Payment Date.

Payment will be made at the end of the first calendar month after calendar quarter in which Effective Date occurs (“Payment Date”). The EVP Field Ops must be employed by Demandware on both the Effective Date and on the Payment Date to be eligible for the applicable payment.

For international sales, the currency exchange rate for commission payments will be the average exchange rate for the quarter in which the booking occurred.

4	QUOTA CREDIT

Full Booked Order credit is applied toward the EVP Field Ops’s fiscal year ACV Bookings Quota on the same day Booked Order criteria are met, in the same amount on which Annual Contract Value commissions are calculated.

5	INTERNAL PRICE ALLOCATION

For internal purposes (commission, quota calculation, revenue accounting, etc.), the allocation of total discount to the components of an order will be determined by the CFO. In general, this allocation will be based on the relative list prices of the items and company discount policy.

6	DEBOOKINGS

If an order is debooked, due to events such as non-payment, an amendment to the original transaction that results in a reduced Annual Contract Value, or Subscription Commencement not occurring within twelve months of Booked Order date, any commissions due to or paid to the EVP Field Ops are due back to Demandware. At the discretion of the Company, the debooked commissions may be collected by Demandware in the form of a payment made by the EVP Field Ops, or by reduction of future commission payments. In addition, quota credit will be deducted for the debooked amount.

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7	TERMINATION OF EMPLOYMENT

In the event of the EVP Field Ops’s termination of employment with the Company, voluntary or involuntary, commissions for Booked Orders occurring prior to the termination date, but not yet paid to the EVP Field Ops by Demandware, will be paid as follows:

(i)	Annual Contract Value commission payments are payable following the Effective Date of the MSA. In order to be eligible for payments due following the Effective Date, the EVP Field Ops must be employed by Demandware on the Effective Date and on the Payment Date.

(ii)	All previous advances, company credit card charges, etc. will be reconciled. The Company reserves the right to withhold any amounts due to the EVP Field Ops for base pay, severance pay (if applicable), or any other pay to which the EVP Field Ops may have otherwise been entitled as repayment of these amounts except as prohibited by law.

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